UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 5, 2013

SL Industries, Inc.
(Exact name of registrant as specified in its charter)

New Jersey	1-4987	21-0682685
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

520 Fellowship Road, Suite A114, Mount Laurel, New Jersey		08054
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (856) 727-1500

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

2013 Bonus Plan

On March 5, 2013, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of SL Industries, Inc. (the “Company”) adopted the 2013 Bonus Plan (the "2013 Plan") to provide incentives to officers and members of management of the Company and its subsidiaries, including certain of the Company’s executive officers, in the form of equity grants and cash bonus payments for achieving certain performance goals established for them.  The payment of all cash bonuses and the vesting of equity grants under the 2013 Plan are subject to the final determination of the Committee prior to payment or vesting.  Recipients of cash bonuses and equity grants under the 2013 Plan must be employees of the Company at the time of payment and vesting.  Participants in the 2013 Plan who are named executive officers of the Company include William T. Fejes, Jr, the Company’s Chief Executive Officer and President and Louis J. Belardi, the Company’s Chief Financial Officer, Secretary and Treasurer.

The 2013 Plan includes two components.  The first component is a Short Term Incentive Plan ("2013 STIP"), and the second component is a Long Term Incentive Plan ("2013 LTIP"). The structure of the 2013 Plan is designed to provide short-term incentives to participants for achieving annual targets, while also motivating and rewarding eligible participants for achieving longer term growth goals. The 2013 Plan provides as follows:

Short Term Incentive Plan. The Committee has established two components for the 2013 STIP.  The first component is based on the achievement of pre-determined individual objectives and the second component is a financial factor component common to all executives.  The financial factor component is based on achieving target working capital turns (annual sales divided by working capital (defined as the averages of monthly accounts receivable plus net inventory less accounts payable)) (“WCT”) and a target PBEBITDA (pre-bonus earnings from continuing operations before interest, taxes, depreciation, amortization and certain adjustments).  Based on the determination of the objectives under the two components for each of the Company’s divisions and its corporate office, the maximum percentage of base salary that may be earned by the participants ranges from 18.75% to 67.50%.  STIP bonuses that are earned will be paid in 2014.  No STIP bonus will be paid if the WCT or PBEBITDA is below 80% of the WCT or PBEBITDA target or if the pre-determined individual objectives are not met. All payments made under the 2013 STIP are to be made in cash.

Long Term Incentive Plan. The LTIP component of the 2013 Plan is based on a combination of achieving certain sales and Returns on Invested Capital, as defined (“ROIC”) targets by each of the Company’s divisions and the corporate office over the three fiscal years beginning in 2013.  The sales and ROIC targets, also referred to as the Long Term Financial Factor (the “LTFF”), were approved by the Board prior to the adoption of the 2013 Plan.  Based on the determination of these objectives, the maximum percentage of base salary that may be earned by the participants ranges from 18.75% to 82.50%.  Payouts made to executive officers and division presidents will be paid as follows; half of 2013 LTIP bonuses earned will be paid in cash at the conclusion of the 2015 fiscal year and the other half of the 2013 LTIP bonuses are paid through  the March 5, 2013, grant of Restricted Stock Units (“RSUs”) that vest upon the satisfaction of specified performance targets, to be determined by March 15, 2016, based upon the Company’s audited financial statements for 2013 through 2015, subject to the conditions and requirements in the applicable RSU grant letter.  Payouts to all other Plan participants will be made in cash.  No bonus will be paid under 2013 LTIP if either the ROIC or sales component of the LTFF is below 80% of the respective targets.

Under the 2013 Plan, Mr. Fejes may earn a maximum bonus of 150% of his base salary, and Mr. Belardi may earn a maximum bonus of 112.50% of base salary.

Restricted Stock Unit Grants

On March 5, 2013, the Committee approved the issuance of RSUs to Messrs. Fejes and Belardi pursuant to the 2013 LTIP.  Mr. Fejes was awarded 9,124 RSUs and Mr. Belardi was awarded 3,944 RSUs.  Each RSU grant was issued pursuant to and subject to the terms of the 2013 LTIP, the Company’s 2008 Incentive Stock Plan, and the respective RSU grant letters to Messrs. Fejes and Belardi that set forth the terms of the RSU grant.  The RSU grants to Messrs. Fejes and Belardi reflect the maximum grant that could be earned by Messrs. Fejes and Belardi upon exceeding the LTFF target, which is capped at 150%.  Failure to meet 80% of the LTFF target will result in the full forfeiture of the RSU Grant, as well as any possible cash bonus under the 2013 LTIP.  Meeting 100% of the LTFF target will result in the vesting of 6,082 RSUs granted to Mr. Fejes and the vesting of 2,629 RSUs granted to Mr. Belardi, with the unvested portion of the RSU grants being forfeited.  Subject to the above described limitations, the actual number of RSUs (if any) that vest is adjusted to reflect the difference between the participants’ actual performance relative to meeting 100% of the LTFF target.  Earned RSUs vest upon the satisfaction of specified performance targets, to be determined by March 15, 2016 based upon the Company’s audited financial statements for 2013 through 2015, subject to the conditions and requirements in the applicable RSU grant letter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SL Industries, Inc.
(Registrant)

Date: March 7, 2013
	By:	/s/ Louis J. Belardi
		Name:	Louis Belardi
		Title:	Chief Financial Officer